EXHIBIT 5.1

October 17, 2007

Earth Search Sciences, Inc.
306 Stoner Loop Road, #6
Lakeside, MT   59922

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Earth Search Sciences, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of 15,000,000 shares of Common Stock, $.001 par value, issued or to be issued by the Company (the “Shares”), pursuant to the terms of the Company's 2007 Stock Compensation Plan, as amended (the “Plan”). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

1.	The Company is a validly existing corporation in good standing under the laws of the State of Nevada.

2.
The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP